Exhibit 99.1

FOR IMMEDIATE RELEASE

SENIOR SECURED NOTE FUNDING

CRANFORD, NJ, April 16, 2009 – Beacon Energy, Holdings, Inc. (OTC Bulletin Board: BCOE - News), an emerging producer and investor in the developing biodiesel sector, today announced the close of a $1.5 million Senior Secured Note funding.

The Notes will accrue interest at a fixed rate of 15% per annum payable at maturity in three years. The Notes are secured by a lien and security interest on Beacon’s Cleburne, Texas biodiesel production facility. The company has also issued common stock warrants to the note holders equal to 10% or the fully diluted shares outstanding, which are exercisable at $0.01 per share.

The terms of the loans are consistent with the Company’s goal of accessing working capital in order to ramp up production at the Cleburne, Texas biodiesel production facility to meet existing local demand for product.

Beacon Energy was assisted by The Argentum Group, a New York-based private equity firm, which structured the Note and warrants and led the group of investors who participated in the financing.

About Beacon Energy Holdings, Inc.

Beacon Energy Holdings, Inc. (OTCBB: BCOE - News) is engaged in the production and marketing of biodiesel. Beacon’s biodiesel efforts are centered on the utilization and processing of lower grade feedstocks, primarily animal fats such as beef tallow, choice white grease and poultry fat. Since its formation in 2006, Beacon strategic investments in three companies dedicated to the production of biodiesel and one company dedicated to the collection of low cost waste products that may serve as the raw materials for biodiesel. The facilities in which Beacon has invested currently have the capacity to produce more than 25 million gallons of biodiesel per year. Approximately 30% of Beacon’s stock is owned by Metalico, Inc. (AMEX: MEA - News) a holding company that is a leading producer of recycled ferrous and non-ferrous metal.

About The Argentum Group
The Argentum Group is a New York-based private equity firm that provides expansion capital to rapidly growing small and mid-sized businesses with market leading potential. Argentum targets those industries experiencing rapid growth or undergoing fundamental change in the areas of business services, healthcare, software/SaaS, and clean (environmental) technologies/services. Argentum serves as general partner of investment partnerships with over $400 million of capital under management. Since its founding in 1988 Argentum has invested in over 100 companies across a broad range of industries. For more information, please visit: www.argentumgroup.com

Contact:
Beacon Energy Holdings, Inc.
Carlos E. Agüero, 908-497-9990
Source: Beacon Energy Holdings, Inc.

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